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                                                                    EXHIBIT 23.1


                 [PAYNE FALKNER SMITH & JONES, P.C. LETTERHEAD]


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



        We have issued our report dated May 30, 2001 accompanying the financial statements of Heritage Savings Bank, SSB, as contained in Amendment No. 3 to the Registration Statement SB-2 of Heritage Bancshares, Inc., to be filed with the Securities and Exchange Commission on or about January 10, 2002. We consent to the use of the aforementioned report in the referenced amendment to the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."



/s/ Payne Falkner Smith & Jones, P.C.


Payne Falkner Smith & Jones, P.C.
January 10, 2002